Global Healthcare REIT Declares Regular Quarterly Cash Dividend

ATLANTA, Georgia — March 18, 2015 — Global Healthcare REIT, Inc. (OTCQB: GBCS), a leading healthcare REIT that leases senior care facilities to skilled professional nursing home operators, has declared a regular quarterly cash dividend in the amount of $0.01 per common share for the first quarter of 2015. The dividend will be paid April 30, 2015 to shareholders of record on the close of business on April 10, 2015.

Holders of the company’s outstanding warrants and other rights to acquire shares of common stock will not be eligible to participate in the dividend unless those warrants or other rights are exercised prior to the dividend record date.

“This represents our second consecutive quarterly dividend, and we expect it to grow over time in correlation to the growth in our healthcare facilities portfolio,” said Global Healthcare REIT president and CEO, Christopher Brogdon. “Our current plan involves doubling our facility count to more than 20 by the end of the year.”

About Global Healthcare REIT

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election in the future to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns interest in 11 facilities and plans on acquiring more properties in the future. For further information, visit www.gbcsreit.com.

Forward-looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

Company Contact:

Ryan Scates, Executive Vice President

Global Healthcare REIT, Inc.

Tel 404-781-2852

ryan@gbcsreit.com

Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 949-574-3860

gbcs@liolios.com